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                             EXHIBIT 9.
                             ----------

                        CONSENT OF KPMG LLP



The Board of Directors
Security Equity Life Insurance Company


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement and Prospectuses for Security Equity Life Insurance Company Separate Account 13.

The report of KPMG LLP dated March 17, 2000, with respect to the financial statements of Security Equity Life Insurance Company, contains an explanatory paragraph that states that the Company changed its accounting policy for the capitalization of acquisition costs in 1998.



                                      KPMG LLP

St. Louis, Missouri

April 28, 2000




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